EXHIBIT 5

                                                August 2, 2000


Oxford Health Plans, Inc.,
  48 Monroe Turnpike
   Trumbull, Connecticut  06611

Dear Sirs:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of 300,000 shares (the "Levin Securities") of Common Stock, par value $.01 per share, of Oxford Health Plans, Inc., a Delaware corporation (the "Company"), to be issued by the Company under Jay Levin Stock Option Agreement, dated as of April 25, 2000 (the "Levin Stock Option Agreement"), by and between the Company and Jay Levin, and the registration under the Act of 4,800,000 shares (the "Plan Securities" and, together with the Levin Securities, the "Securities") of Common Stock, par value $.01 per share, of the Company to be issued by the Company under the Oxford Health Plans, Inc. 1991 Stock Option Plan, as amended (the "1991 Plan"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company's certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold upon valid exercise of the options granted under the Levin Stock Option Agreement and to be granted under the 1991 Plan as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.


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                  We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                     Very truly yours,

                                     /s/ Sullivan & Cromwell


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